Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
NOTIFIED BY NYSE OF NON-COMPLIANCE
WITH A CONTINUED LISTING STANDARD
MAYAGUEZ, Puerto Rico, April 8, 2008 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, today announced that it has been notified by the NYSE that the Company is not in compliance with NYSE Listed Company Manual Section 802.01E because the Company has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). Accordingly, the Company is subject to the procedures specified in Section 802.01E, which provides, among other things, that the NYSE will monitor the Company and the filing status of the 2007 Form 10-K on an ongoing basis for up to a six-month period from the date the 2007 Form 10-K was due to be filed (including the applicable extension period), during which time the Company’s common stock will continue to be listed. If the Company has not filed the 2007 Form 10-K within six months of such date, the NYSE may grant up to an additional six-month trading period to file the 2007 Form 10-K based on an evaluation of the Company’s specific circumstances, or may commence suspension and delisting procedures against the Company. The letter also notes that regardless of these procedures, the NYSE may commence delisting proceedings at any time during any period that is available to complete the filing, if circumstances warrant.
The Company was not able to timely file the 2007 Form 10-K because the Company has not completed its previously announced restatement of the financial statements of the Company for the year ended December 31, 2006 and for the quarters ended September 30, 2006 and March 31, 2007 for the correction of an error to recognize the impact of adjustments resulting from the Inyx, Inc. loan impairment over such periods. The Company is currently working expeditiously to conclude the restatement. At this time, the Company is not able to predict when it will complete the restatement and file the 2007 Form 10-K.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.